Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-161347
November 17, 2009
AMB Property, L.P.
FINAL TERM SHEET
Dated: November 17, 2009

Issuer:	AMB Property, L.P.

Guarantor:	AMB Property Corporation

Securities:	6.125% Notes due 2016 (the “2016 Notes” )
6.625% Notes due 2019 (the “2019 Notes” )

2016 Notes

Size:	$250 million aggregate principal amount

Maturity:	December 1, 2016

Coupon (Interest Rate):	6.125%

Yield to Maturity:	6.230%

Spread to Benchmark Treasury:	337.5 basis points

Benchmark Treasury:	3.125% due October 31, 2016

Benchmark Treasury Price and Yield:	101-22; 2.855%

Interest Payment Dates:	June 1 and December 1 of each year, beginning on June 1, 2010

Redemption Provision:	Treasury Rate plus 50 basis points

Price to Public:	99.407%

Trade Date:	November 17, 2009

Settlement Date:	November 20, 2009

CUSIP:	00163M AJ3

2019 Notes

Size:	$250 million aggregate principal amount

Maturity:	December 1, 2019

Coupon (Interest Rate):	6.625%

Yield to Maturity:	6.698%

Spread to Benchmark Treasury:	337.5 basis points

Benchmark Treasury:	3.375% due November 15, 2019

Benchmark Treasury Price and Yield:	100-14 ; 3.323%

Interest Payment Dates:	June 1 and December 1 of each year, beginning on June 1, 2010

Redemption Provision:	Treasury Rate plus 50 basis points

Price to Public:	99.470%

Trade Date:	November 17, 2009

Settlement Date:	November 20, 2009

CUSIP:	00163M AK0
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, a copy of the final prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Banc of America Securities LLC, Attention: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Toll-Free: 1-800-294-1322, Email: dg.prospectus_distribution@bofasecurities.com; J.P. Morgan Securities Inc., 270 Park Avenue, High Grade Syndicate Desk, 8th Floor, New York, NY 10017, Telephone: 212-834-4533; or Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, Toll-Free: 1-866-718-1649, Email: prospectus@morganstanley.com.